Exhibit 99.B(m)(10)(i)

FORM OF

October 1, 2008

ING Equity Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:          Waiver of Fee Payable under Service and Distribution Plan for the Class A Shares

Ladies and Gentlemen:

By this letter dated October 1, 2008, we have agreed to waive the distribution fee payable to us under the Service and Distribution Plan for Class A Shares (the “Plan”) of ING Financial Services Fund (the “Fund”), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from October 1, 2008 through and including October 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:
ING Equity Trust
(on behalf of ING Financial Services Fund)

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com